UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

Rio Vista Energy Partners L.P.
 (Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road, Suite 1285 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 467-8235

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2007, Rio Vista Energy Partners L.P. (“Rio Vista”) entered into a consulting agreement (the “Consulting Agreement”) with Ricardo Rodriguez Canney, also known as Richard R. Canney, regarding consulting services to be rendered by Mr. Canney to Rio Vista and to Penn Octane Corporation (“Penn Octane”). Mr. Canney is chairman of the board of managers of Rio Vista GP LLC, the general partner of Rio Vista, and chairman of the board of directors of Penn Octane.

Pursuant to the Consulting Agreement, Mr. Canney has agreed to assist Rio Vista and Penn Octane with the potential acquisition and disposition of assets, obtaining financing, other transactions, and recommending candidates for management and board service. In exchange for these services, Rio Vista and Penn Octane have agreed to pay Mr. Canney a total monthly fee of $12,500, inclusive of all fees payable in connection with Mr. Canney’s services as a manager and chairman of the board of Rio Vista, retroactive to November 1, 2006. The monthly fee will be paid equally by Rio Vista and Penn Octane. Mr. Canney will also receive medical insurance benefits and is eligible for a discretionary bonus. Mr. Canney is expected to provide at least 80 hours of service per month. Pursuant to the Consulting Agreement, Rio Vista granted Mr. Canney an option to purchase 26,963 common units of Rio Vista. The exercise price for the option is $11.14 per unit, which was the average of the high and low sale prices as reported by the Nasdaq Stock Market on June 15, 2007. The option vests as to 25% of the units on February 1, 2008, with the remainder vesting in equal monthly installments over a period of 36 months from such date, becomes fully exercisable upon a change in control event, and expires five years from the date of grant. The Consulting Agreement may be terminated by either party upon written notice. If Rio Vista terminates the Consulting Agreement without cause (as defined in the Consulting Agreement), Mr. Canney is entitled to continued payment of the monthly fee for three months following notice of termination and to acceleration of vesting of the first 25% of his unit option.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 18, 2007, Rio Vista notified the Nasdaq Stock Market that a vacancy arose on the audit committee of the board of managers of Rio Vista GP LLC (“RVGP”), the general partner of Rio Vista. This vacancy arose on June 15, 2007, due to the resignation of a member of the audit committee who entered into a consulting agreement with Rio Vista. Nasdaq Rules 4360(d) and 4350(d)(2)(A) require RVGP to have an audit committee of at least three members. RVGP currently has two members of its audit committee. Rio Vista is relying on the one-year cure period afforded by Nasdaq Rule 4350(d)(4)(B). RVGP intends to fill the vacancy on the audit committee on the earliest practicable date.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 15, 2007, the Board of Managers of RVGP approved the grant of an option to purchase 26,963 common units of Rio Vista under Rio Vista’s 2005 Equity Incentive Plan. The option was issued to a manager and consultant of RVGP and Rio Vista. The exercise price for the option is $11.14 per unit, which was the average of the high and low sale prices as reported by the Nasdaq Stock Market on June 15, 2007. The option vests as to 25% of the units on February 1, 2008, with the remainder vesting in equal monthly installments over a period of 36 months from such date, becomes fully exercisable upon a change in control event, and expires five years from the date of grant. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because the issuance does not involve any public offering of securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIO VISTA ENERGY PARTNERS L.P.

By:  Rio Vista GP LLC, its General Partner

By: /s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: Acting Chief Executive Officer, Acting President, Vice President,
Chief Financial Officer, Treasurer and Assistant Secretary (Principal Executive, Financial and Accounting Officer)

Date: June 21, 2007

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